Exhibit 10.14

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 30, 2017 (the “Effective Date”) by and between SHIFT4 CORPORATION, a Nevada corporation having an address at 1491 Center Crossing Road, Las Vegas, Nevada 89144-7047 (the “Company” or “Shift4”), and Kevin J. Cronic, an individual having an address at #### #. ####### ####. ###-###, ### #####, ## ##### (“Employee”). The Company and Employee are collectively referred to herein as the “Parties” and individually as a “Party”.

WHEREAS, the Company is engaged in the business of providing secure payment processing, gateway and third-party device management services to merchants, independent software vendors and developers and other third parties in the retail, mail/telephone order, food and beverage, restaurant, and hospitality industries, and e-commerce, for payments or authorizations made by credit, debit, prepaid, electronic gift and loyalty cards or checks and providing tools, training, support and professional services for merchants and on behalf of various channel partners such as merchant banks, processors, independent sales organizations, referral partners and resellers to facilitate the distribution of the foregoing products and services;

WHEREAS, the Company desires to employ Employee as Senior Vice President-System Development of the Company, and to enter into an agreement memorializing the terms of such employment;

WHEREAS, Employee desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

Section 1. Employment. The Company shall employ Employee, and Employee accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 3 (the “Employment Term”).

Section 2. Position and Duties.

(a) As of the Effective Date, Employee will serve as the Senior Vice President-System Development and Employee will be responsible for the following: gateway and other back-office systems software development including its research and development for the Company including but not limited to the design of gateway and gateway technologies, both internal and external APIs, database schematics, and development of various components and mentoring of other staff related to the foregoing. Employee will report directly to John D. Oder II. Employee agrees to perform such other duties and functions as shall from time to time be assigned or delegated to Employee consistent with Employee’s position as the Senior Vice President-System Development of the Company.

(b) During the Employment Term, Employee will serve the Company faithfully and to the best of his ability, devote his entire business time, energy and skill to such employment, and use his best efforts, skill and ability to promote the Company’s interest in a manner consistent with his position for the duration of the Employment Term. Employee agrees not to engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company, which may be granted or withheld in its sole discretion.

Section 3. Employment Term. The Employment Term shall end on the third (3rd) anniversary of the date of this Agreement (the “Initial Term”), subject to the right of the parties to terminate Employee’s employment and this Agreement pursuant to Sections 8, 9 or 10 hereof. Employee’s employment under this Agreement and the Employment Term may be extended by the Company for an additional term of two (2) years ( “Renewal Term”) upon written notice given by the Company to the Employee no later than three (3) months prior to the expiration of the Initial Term.

Section 4. Companies Policies and Procedures. Employee has been advised that the Company and its Affiliates (as defined hereinafter) reserves the right to adopt and amend an Employee Handbook containing, among other things, Company code of conduct and other policies and procedures (“Employee Handbook”), which shall apply to all employees (with Employee acknowledging a copy of the current Employee Handbook has been provided to and reviewed by Employee). Employee accepts the terms of any present or future Employee Handbook of the Company, as amended from time to time, with the understanding that this Agreement will be read together with such Employee Handbook, and covenants to comply with all terms and conditions set forth therein. If there is a conflict between this Agreement and the Employee Handbook, and in the absence of a written amendment to this Agreement signed by the Company and Employee, this Agreement shall prevail and control.

Section 5. Compensation. The compensation set forth in this Section 5 shall be Employee’s sole compensation from the Company and shall replace any prior agreements, whether oral or in writing regarding the same.

(a) Base Salary; Annual Increase. During the Employment Term, the Company will pay Employee as compensation for his services a base salary at a rate of $450,000 per year (the “Starting Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholdings). Any increase in the Starting Base Salary (and in the future, the then-current base salary) shall serve as the “Base Salary” for future employment under this Agreement. On each anniversary of the date of this Agreement during the Employment Term, unless otherwise agreed to in writing between the Company and the Employee, for so long as the Employee is employed with the Company and otherwise in good standing with the Company as an employee, the Starting Base Salary or the then-current Base Salary, as applicable, may be increased by up to ten (10%) percent on an annual basis, to be determined by the Company’s or its Affiliate’s compensation committee in its sole discretion. The Starting Base Salary or the then-current Base Salary, as applicable shall not be decreased after the Initial Term without the prior written consent of Employee.

(b) Benefit Plans. During the Employment Term, Employee (and if applicable, Employee’s eligible family members) will be entitled to participate or continue to participate in the standard health, life, dental and vision insurance and other employee benefit plans maintained by the Company (or of its Affiliates in the event the Company’s plans are merged or consolidated into, or replaced with, such Affiliate’s plans) of general applicability to other employees as may be in effect from time to time and in accordance with the terms thereof; provided that the Company shall use commercially reasonable efforts to ensure that the benefit plans in which the Employee may participate will be comparable in the aggregate to the benefits provided under the plans of the Company immediately prior to the Effective Date). Employee acknowledges that the Company reserves the right to cancel or change such employee benefit plans and programs it offers to its employees at any time without any prior or further notice to Employee or any other action. If the Company cancels or changes such employee benefit plans and programs it offers to its employees and does not offer Employee comparable employee benefit plans and programs then the Company shall provide to Employee an increase in the Base Salary in an amount equal to the decrease in the value of the benefits under the employee benefit plans and programs resulting from such cancellation or change.

(c) 401(K) Plan. During the Employment Term, Employee will be entitled to participate or continue to participate in the 401(K) plan maintained by the Company or its Affiliate, Lighthouse Network, LLC (“LHN”), subject to the terms of the plans consistent with past practices. If the 401(K) plan maintained by Shift4 (the “Shift4 401(K) Plan”) is merged or consolidated into, or replaced by a 401(K) plan maintained by LHN (the “LHN 401(K) Plan”), and the LHN 401(K) Plan does not make any employer matching contributions comparable to the Shift4 401(K) Plan, the Company shall provide to Employee an increase in the Base Salary in an amount equal to the employer matching contributions under the Shift4 401(K) Plan.

(d) Medical Leave. Employee’s use of temporary leave of absence under the Family Medical Leave Act (“FMLA”) or any short term disability plan/program of the Company during the Employment Term will not affect Employee’s Base Salary, employee benefits available made available under this Agreement. During Employee’s leave of absence under FMLA, Employee’s Base Salary shall continue to be paid to Employee up to the time allowed by applicable law.

(e) Interest Alignment Incentive. In order to align the interests of the Company and Employee over the Initial Term of this Agreement, Employee shall receive an “Interest Alignment Incentive” in the total amount of $1,280,000. The Interest Alignment Incentive will be paid on the date which is the third (3rd) anniversary of the Effective Date, subject to the Employee being employed with the Company through the end of the Initial Term. Notwithstanding the forgoing or anything in this Agreement to the contrary, the Interest Alignment Incentive shall be payable to Employee, or his estate or designated beneficiary, as applicable, prior to the third (3rd) anniversary of the Effective Date as required pursuant to Section 8(b) or Section 10(b) hereof.

Section 6. Vacation. Employee will be entitled to paid vacation of seven weeks per calendar year in accordance with the Company’s then current vacation policy for such year, with the timing and duration of specific vacations mutually and reasonably agreed to by Employee and the Company. Employee shall be entitled to select (a) two weeks of vacation during which Employee will not be obligated provide to the Company any access to Employee’s services; and (b) one week of vacation during which Employee will not provide any services but will be available to the Company on an emergency basis for urgent matters as reasonably determined by the Company. During all other vacations, Employee shall be on call and be reasonably available to the Company to provide services from time to time on an as-needed basis, if reasonably requested by the Company’s management or other executive(s) to whom Employee reports in accordance with Section 2(a) above. During each annual period throughout the Employment Term, Employee shall be entitled to paid holidays in accordance with the Company’s standard holiday policies of general applicability to employees as may be in effect from time to time, but in no event shall Employee be entitled to less than ten (10) paid federal or state banking holidays on which Employee shall only be available to the Company on an emergency basis for urgent matters as reasonably determined by the Company and ten (10) “wrap holidays” immediately preceding or succeeding federal/state banking holidays. If and to the extent the Company’s general paid holidays do not cover, or exceed, the foregoing paid holidays granted to Employee, the Company and Employee shall mutually agree upon the additional paid holidays to which Employee is entitled.

Section 7. Business Expenses. The Company will reimburse Employee for reasonable travel (including first class air/rail travel), automobile (including limousine service, executive-level rental cars or Uber for ground transportation), entertainment or other business expenses (including lodging at hotels rated at 4 stars or equivalent rating, or the highest rated hotel available) incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties and responsibilities hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Meals, entertainment, per diem and other employment-rated expenses or perks may be agreed upon between Employee and the Company’s executive to which Employee reports from time to time as reasonably necessary in connection with Employee’s duties and responsibilities. To the extent taxable, the following rules (and any other applicable rules of Treasury Regulation Section 1.409A-3(i)(1)(iv)) shall apply to all reimbursements under this Section 7: (i) the amount of expenses eligible for reimbursement during one taxable year of the Employee shall not affect the amount of expenses eligible for reimbursement during any subsequent taxable year of the Employee; (ii) all reimbursements shall be made no later than the last day of the Employee’s taxable year immediately following the taxable year in which the expense is incurred; provided, however, that Employer shall use commercially reasonable efforts to reimburse Employee by the last day of the month immediately following the month in which the expense was incurred; and (iii) the Employee’s right to reimbursement shall not be subject to liquidation or exchange for another benefit.

Section 8. Termination on Death or Disability.

(a) Employee’s employment with the Company and this Agreement will terminate automatically upon Employee’s death or, in the event of Disability (as defined below) upon prior written notice by the Company to Employee.

(b) Upon any termination for death or Disability, Employee (or Employee’s beneficiary(ies) or estate in the event of Employee’s death) shall be entitled to:

(i) Employee’s Base Salary through the effective date of termination, payable in a single lump sum in cash, less applicable withholdings, on the earlier of the pay date coincident with or next following the effective date of termination or the date required under applicable law;

(ii) Payment of the Base Salary for six (6) months at 100% of the rate in effect as of the effective date of termination, payable in a single lump sum in cash, less applicable withholdings;

(iii) The right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Employee’s (or in the case of Employee’s death, his spouse’s and eligible dependents’, as applicable) cost, to the extent required and available under applicable law;

(iv) Reimbursement of expenses for which Employee is entitled to be reimbursed pursuant to Section 7 above, but for which Employee has not yet been reimbursed;

(v) payment of the Interest Alignment Incentive; and

(vi) No other severance or benefits of any kind, unless required by applicable law or pursuant to any other written Company plans or policies applicable to and inuring to the benefit of Employee, as in effect as of the effective date of termination.

(c) Employee shall be deemed to have suffered a disability (“Disability”) if Employee is unable to substantially perform Employee’s duties under this Agreement by reason of (i) any medically determinable physical or mental impairment which can be expected to result in death of Employee within one hundred twenty (120) days from the date of determination or (ii) which has lasted, or can be, within a medically reasonable degree of certainty, expected to last, for not less than one hundred twenty (120) consecutive days, with such determination of whether Employee is subject to a Disability to be made in good faith by the board of directors or managers or other equivalent or similar governing body of the Company.

Section 9. Termination for Cause.

(a) Notwithstanding any other provision of this Agreement, the Company may terminate Employee’s employment and this Agreement for Cause (as defined below) at any time (subject to any applicable remedy/cure period). Termination for Cause shall be effective on the date the Company gives notice to Employee of such termination in accordance with this Agreement.

(b) In the case of the Company’s termination of Employee’s employment for Cause, Employee shall be entitled to receive:

(i) Employee’s Base Salary through the effective date of termination, payable in a single lump sum in cash, less applicable withholdings, on the earlier of the pay date coincident with or next following the effective date of termination or the date required under applicable law;

(ii) The right to continue health care benefits under COBRA, at Employee’s cost, to the extent required and available under applicable law, unless Cause constitutes “gross misconduct” under COBRA;

(iii) Reimbursement of expenses for which Employee is entitled to be reimbursed pursuant to Section 7 above, but for which Employee has not yet been reimbursed; and

(iv) No other severance or benefits of any kind, unless required by applicable law or pursuant to any other written Company plans or policies applicable to and inuring to the benefit of Employee, as in effect as of the effective date of termination.

(c) “Cause” shall mean (i) Employee’s material breach or substantial failure to perform any of the duties, responsibilities, representation, warranties, covenants or obligations under this Agreement (other than as a result of Employee’s death or Disability), which failure continues unremedied and uncured for a period of sixty (60) days after written notice from the Company requesting such remedy or cure by Employee, (ii) Employee’s conviction for, or plea of guilty or no contest to, or confession of guilt of, any felony or gross misdemeanor (excluding minor traffic violations or similar offenses), (iii) Employee’s commission of any act of fraud, misappropriation, embezzlement, theft or gross malfeasance with respect to the Company or any of its affiliates or any of their assets, or (iv) any of the representations or warranties made by Employee under that certain Stock Purchase Agreement dated October 31, 2017 among the Company, Employee, other sellers and other related parties signatories thereto and LHN is found to be materially false or misleading as of the time when made.

Section 10. Termination without Cause; Resignation.

(a) The Company may terminate Employee’s employment and this Agreement for any reason without Cause (other than due to death or Disability) upon at least 30 days’ advance written notice to Employee at any time during the Employment Term. Employee may resign and terminate Employee’s employment and this Agreement for any reason (other than due to death or Disability) upon at least 30 days’ advance written notice to the Company at any time during the Employment Term.

(b) If the Company terminates Employee’s employment and this Agreement pursuant to Section 10(a) at any time prior to the last day of the Initial Term:

(i) and as of the date of termination, Employee has been employed by the Company for less than or equal to 60% of the Initial Term, Employee shall be entitled to receive (A) the benefits as set forth in Section 9(b), and (B) continuation of payment of the Base Salary at 100% of the rate in effect as of the date of termination (less required withholdings) until the last day of the Initial Term, payable in equal installments no less frequently than monthly, commencing with the first Company payroll date following the date of termination.

(ii) and as of the date of termination, Employee has been employed by the Company for more than 60% of the Initial Term, Employee shall be entitled to receive (A) the benefits as set forth in Section 9(b) above, and (B) continuation of the Base Salary at 50% of the rate in effect as of the date of termination (less required withholdings) until the last day of the Initial Term, payable in equal installments no less frequently than monthly, commencing with the first Company payroll date following the date of termination.

(iii) Employee shall be entitled to receive payment of the Interest Alignment Incentive within five (5) business days of the effective date of such termination.

(c) If the Company terminates Employee’s employment and this Agreement pursuant to Section 10(a) at any time after the last day of the Initial Term, Employee shall be entitled to receive (i) the benefits as set forth in Section 9(b) above, and (ii) continuation of the Base Salary at 100% of the rate in effect as of the date of termination (less required withholdings) for a period of three (3) months after the date of termination, payable in equal installments no less frequently than monthly, commencing with the first Company payroll date following the date of termination.

(d) If Employee resigns and terminates Employee’s employment and this Agreement pursuant to Section 10(a) at any time prior to the first (1st) anniversary of the Effective Date, (i) Employee shall be entitled to only the benefits as set forth in Section 9(b); and (ii) Employee shall pay to the Company $2,000,000 in immediately available funds upon demand by the Company (the “Termination Payment”). Employee acknowledges and agrees that the Termination Payment is a material inducement for the Company to enter into this Agreement and for LHN to consummate the other transactions with the Employee with respect to the Company, and constitutes a fair and reasonable measure of damages and losses that the Company or LHN would suffer or incur as a result of a voluntary termination of employment by Employee without Good Reason prior to the expiration of the first year of the Initial Term, due to, among other reasons, the critical nature of Employee’s services, Employee’s expertise and knowledge of Shift4 and its operations, and Employee’s high-level executive position, role and involvement with the Company and its Affiliates, as well as the Company’s or LHN’s fees, costs and expenses incurred in connection with the foregoing and/or to be incurred to replace Employee; and, therefore, the Termination Payment will not constitute a penalty.

(e) If Employee resigns and terminates Employee’s employment and this Agreement pursuant to Section 10(a) during the period commencing on the date which is twelve (12) months after the Effective Date and ending on the date which is six (6) months prior to the last day of the Initial Term, Employee shall be entitled to only the benefits as set forth in Section 9(b) plus payment of the Base Salary for six (6) months at 100% of the rate in effect as of the effective date of termination, payable in a single lump sum in cash, less applicable withholdings.

(f) If Employee resigns and terminates Employee’s employment and this Agreement pursuant to Section 10(a) at any time other than the time periods described in Section 10(d) or (e) above, Employee shall be entitled to only the benefits as set forth in Section 9(b).

(g) If the Initial Term or any Renewal Term expires or is not renewed for any reason by either Party, Employee shall be entitled to only the benefits as set forth in Section 9(b).

Section 11. Security. The Parties recognize that the Employee may perform his duties or responsibilities under this Agreement remotely. Employee warrants and covenants to maintain throughout the Employment Term, procedures for the secure transmission of, and access to, the Company’s and its Affiliates’ Confidential Information (as defined below) and other information relating to the obligations performed by Employee to the Company (collectively called “Data”) over the network of computers commonly referred to as the “Internet” and/or via electronic mail. Employee represents, warrants and covenants that he does, and will at all times continue, to utilize systems designed to enhance the security of Data transmitted over the Internet to minimize the risk that the Data is either intercepted or corrupted. If Employee learns of, or has reason to believe that, his systems have been corrupted or intercepted in any manner whatsoever, Employee shall immediately notify the Company, and Employee shall undertake best efforts to prevent any further unauthorized access, loss of, or damage to the Data. Employee shall provide the Company with a detailed description of his current encryption and data transfer procedures, and shall, at all times, comply with appropriate statutes and highest industry standards for such procedures.

Section 12. Restrictive Covenants. Employee acknowledges and agrees that (i) as a result of Employee’s employment or other relationship with the Company or its Affiliates, he has possessed and learned, and will continue to possess and learn, valuable trade secrets and other confidential or proprietary information relating to the Company and its Affiliates, (ii) Employee’s services to the Company and its Affiliates are unique in nature, (iii) the Company’s and its Affiliates’ business is national in scope, and (iv) the Company and its Affiliates would be irreparably damaged if the Employee were to provide services to any other Person or take other actions in violation of the restrictions contained in this Agreement. Accordingly, as an inducement for the Company to enter into this Agreement, Employee agrees that during the Employment Term and for a period of three (3) years thereafter (such period being referred to herein as the “Restricted Period”), Employee shall not, directly or indirectly, either for himself or for any other Person (whether as a shareholder, member, equityholder, officer, director, employee, partner, member, manager, trustee, agent, representative or otherwise):

(a) engage in any Competitive Activity (as defined below) within the Restricted Territory (as defined below);

(b) except on behalf of the Company or its Affiliates, (i) solicit any Business from, or conduct any Business with, any reseller, customer, client, merchant, vendor, supplier or independent sales representatives or organizations (or other Persons having a similar relationship with the Company or its Affiliates) of the Company or any of its Affiliates; (ii) solicit any Business from, or conduct any Business with, any Person that was known by the Employee to be solicited or identified as a business prospect by the Company or any of its Affiliates; (iii) interfere or attempt to interfere with any transaction, agreement, prospective agreement, business opportunity, or business relationship of the Company or any of its Affiliates related to the Business; or (iv) otherwise engage or participate in any effort or act to induce any Person to discontinue any business relationship, affiliation or association with the Company or its Affiliates related to the Business; or

(c) (i) cause, solicit or induce, or attempt to cause, solicit or induce, any employee, agent, associate, sales representative, consultant or other independent contractor of the Company or its Affiliates, or any Person employed by or affiliated or associated with the Company or its Affiliates at any time within the twelve (12) months prior to the date of such solicitation, inducement or attempt, to consider or accept employment, association or affiliation (whether as an agent, associate, sales representative, consultant, independent contractor or otherwise) with the Employee or any such Person in which the Employee is directly or indirectly involved; (ii) interfere in any other manner with the business relationship, association or relationship between or among the Company or its Affiliates, and any employee, agent, associate, consultant, sales representative or other independent contractor of the Company or its Affiliates; or (iii) make any offer to hire or hire any Person who, during the twelve (12) month period prior to the termination of the Employee’s employment, affiliation or association with the Company or its Affiliates, was employed by or associated or affiliated with the Company or its Affiliates; provided, however, that nothing herein shall prohibit the Employee from owning not more than 1% of the outstanding stock or other equity interest of any publicly traded entity engaged in the Business, so long as the Employee is merely a passive investor and has no role in the operation or management of such entity.

For the purposes of this Agreement:

(i) “Affiliate” means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such entity. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(ii) “Business” means the business of developing, selling and/or providing secure payment processing, gateway and third-party device management services, and other payment processing services and related systems, equipment and software (including but not limited to, point of sale software) that facilitate the exchange of goods and services provided by merchants, resellers, vendors, service providers and other third parties for payments made by credit, debit, prepaid, electronic gift or loyalty cards or other similar payments across all geographic regions, as well as providing tools, training and financial services for channel partners such as, merchant banks, processors, independent sales organizations referral partners and resellers to facilitate the distribution of the foregoing products and services.

(iii) “Competitive Activity” means, in each case, directly or indirectly, engaging in any of the following activities on behalf of any Person other than the Company or its Affiliates: (A) providing Business-related services to any Person that engages in the Business, whether as a principal, or on the Employee’s own account, or solely or jointly with others as a partner, sole proprietor, owner, joint venturer, shareholder, officer, director, member, associate, manager, agent, employee, security holder, independent contractor, consultant, trustee or beneficiary of a trust, stockholder or limited partner; (B) launching, operating, carrying on or engaging in the Business; (C) investing in, lending credit or money to, managing, operating or controlling, in any way, any Person that engages in the Business; (D) engaging or participating in any effort or act, or preparing to engage or participate in any effort or act, to pursue any of the activities described in clause (A), (B) or (C) above with a Person or compete against the Company or its Affiliates in the Business; or (E) otherwise lending or allowing skill, knowledge or experience to be used for the activities described in clause (A), (B), (C) or (D) above.

(iv) “Person” means an individual, corporation, joint venture, partnership, limited liability company, association, joint stock or other company, business trust, trust or other entity or organization, including any national, federal, state, territorial agency, local or foreign judicial, legislative, regulatory or administrative authority, commission, court, tribunal, any political or other subdivision, department or branch of any of the foregoing, and any self-regulatory organization or arbitrator.

(v) “Restricted Territory” means anywhere in the United States of America and Canada.

It is the intention of the Parties to restrict the activities of the Employee hereunder only to the extent necessary to protect the legitimate business and property interests of the Company and its Affiliates. The Parties further agree that they believe that the restrictions set forth in this Section 12 are reasonable and appropriate to protect the legitimate business and property interests of the Company and its Affiliates. However, if any provision set forth herein shall be held illegal, invalid, or unenforceable for any reason, the Parties shall be deemed to have substituted and added as part of this Agreement, in lieu of any such provision or provisions, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision but which shall be legal, valid, and enforceable. Without limiting the foregoing, a court of competent jurisdiction shall have the right to limit the geographical scope or duration of the restrictive covenants contained in this Section 12, if the court determines that the scope set forth above is broader than necessary to reasonably protect the legitimate interests of the Company and its Affiliates.

Section 13. Non-Disclosure of Confidential Information. Employee recognizes that, as a result of Employee’s employment or other relationship with the Company or its Affiliates, he has possessed and learned and will possess and learn Confidential Information (as defined below). Accordingly, as an additional inducement for the Company to enter into this Agreement, Employee covenants and agrees that:

(a) during his employment or other relationship with the Company or its Affiliates, except as necessary in the performance of his duties hereunder, or at any time after the termination of such employment or other relationship with the Company or its Affiliates, Employee shall hold in strictest confidence and shall not, without the prior written consent of the Company, use for his own benefit or that of any third party or disclose to any person or entity, except to the Company or any employees of the Company, any Confidential Information. For purposes of this Agreement, and intending that the term shall be broadly construed to include anything protectable by the Company or any of its Affiliates as a trade secret under applicable law, “Confidential Information” shall mean and include all information, and all documents and other tangible items which record information, relating to the assets, liabilities, operations, development, sales, marketing or any other business or pursuit by the Company or any of its Affiliates from time to time, and which have been or are from time to time disclosed to or known by the Employee, including, without limitation, the following:

(i) information concerning the Company’s or its Affiliate’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer/client lists and information, including, the identity and particular needs of customers/clients, purchasing techniques, supplier lists and supplier information and advertising strategies;

(ii) information concerning the employees and consultants (including the Employee) of the Company or its Affiliates, including their salaries, bonuses, other compensation, strengths, skills and weaknesses, and the terms of this Agreement;

(iii) information submitted by the Company’s or its Affiliate’s resellers, customer/clients, suppliers, employees, consultants, distributors, equity holders, investors, partners, representatives, or co-venturers for study, evaluation or use;

(iv) information relating to the Company’s or its Affiliate’s resellers, customer/clients, vendors, suppliers, merchants, consultants or independent sales organizations including their identity, location and amount of their business;

(v) proprietary or confidential software, programs and other intellectual property; and

(vi) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s or its Affiliate’s business; provided, however, that Confidential Information shall not be deemed to include any of the foregoing which (A) is generally available to the public other than as a result of the Employee’s fault or the fault of any other person known by the Employee to be bound by a duty (contractual or otherwise) of confidentiality to the Company or its Affiliates (or, if applicable, any of its successors or assigns); or (B) is required by law or court order or subpoena to be disclosed by the Employee, provided that the Employee gives the Company prompt advance written notice of such requirement and reasonably cooperates with any attempt by the Company to eliminate, limit or reduce such requirement so as to minimize disclosure or otherwise protect its rights and interests.

(b) Employee agrees not to remove any property or information of the Company or its Affiliates from the Company’s premises, except in discharge of his duties or when otherwise authorized by the Company. Employee (or if Employee is deceased, his personal representative) shall promptly, following a request therefore from the Company, return to the Company, without retaining copies, all tangible items which are or which contain Confidential Information and Employee shall, upon demand by the Company, promptly return all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cellphones, pagers, materials, documents, plans, records, notebooks, drawings or papers and other personal property belonging to the Company. Upon request by the Company, Employee shall certify in writing that all copies of information subject to this Agreement located on Employee’s computers or other electronic storage devices have been permanently deleted; provided, however, Employee may retain copies of documents relating to Employee’s employment with the Company, including, without limitation this Agreement and the other agreements referenced herein, the Company’s employee benefit plans applicable to Employee, and income records to the extent necessary for Employee to prepare Employee’s tax returns (subject to the confidentiality requirements hereunder). Nothing contained herein shall limit the Company’s rights under statutory or common law, including without limitation laws related to trade secrets, which may provide for other restrictions or rights on use or disclosure for the benefit of the Company or its Affiliates.

(c) At the request of the Company made at any time or from time to time hereafter, Employee (or if Employee is deceased, his personal representative) shall make, execute and deliver all applications, papers, assignments, conveyances, instruments or other documents and shall perform or cause to be performed such other lawful acts as the Company may reasonably deem necessary to implement any of the provisions of this Agreement, and shall give testimony and cooperate with the Company or its Affiliates and their employees, agents and representatives in any controversy or legal proceedings involving the Company, any of its Affiliates or their employees, agents and representatives with respect to any Confidential Information.

Section 14. Assignment of Materials and Inventions.

(a) The Employee shall promptly disclose to the Company any and all Inventions (as defined below) that the Employee hereafter makes, conceives, develops, perfects or acquires, whether alone or in conjunction with others, at any time during the course of Employee’s employment or other relationship with the Company or its Affiliates which relate in any way to any products, materials, software, systems, or services which are or could reasonably be designed, produced, sold, developed, used, marketed or rendered by the Company or its Affiliates, and the Employee hereby assigns to the Company all of his right, title and interest in and to any and all such Inventions. “Inventions” shall mean all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations and improvements (whether or not they are made or conceived at the request or upon the suggestion of the Company or its Affiliates, or are, or are capable of, being patented, copyrighted or otherwise protected as intellectual or proprietary property).

(b) Without limiting the foregoing, the Employee agrees that any work prepared for the Company or its Affiliates that is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention or any similar laws enacted hereafter, will be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company or its Affiliate. In the event any such work is deemed not to be a work made for hire for any reason, the Employee hereby grants, transfers and assigns all right, title, and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company or its Affiliate.

(c) During the Employment Term and thereafter, without further compensation or consideration, the Employee shall also assist and cooperate with the Company and its Affiliates, as reasonably requested, in obtaining, maintaining or perfecting patent, copyright, trademark or other appropriate protection for such materials, including without limitation the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company or its Affiliate deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company or its Affiliate the sole and exclusive rights, title and interest in and to such work product, and in any patents, copyrights, trademarks, trade secrets or other intellectual property rights relating thereto. The Employee hereby irrevocably designates and appoints the Company as his agent and attorney in fact, with full power of substitution, to act for the Employee, and on the Employee’s behalf to sign, verify, deliver and file any such documents and to do all other lawful acts to further the purposes of this Section 14 with the same legal force and effect as if done by the Employee. The Employee hereby releases, waives and assigns to the Company and its Affiliates any and all claims of any nature whatsoever that the Employee now or may hereafter have for infringement of any proprietary rights assigned to the Company or its Affiliates.

(d) To the extent allowed by law, this Section 14 applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) acquired during the Term. To the extent the Employee retains any Moral Rights under applicable law, the Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by Company or its Affiliate; and the Employee waives and agrees not to assert any Moral Rights with respect thereto. The Employee will confirm any such ratifications, consents, waivers, and agreements from time to time as requested by Company or its Affiliate.

Section 15. Reasonable Business Purpose. The Employee hereby acknowledges and agrees that (a) the restrictions contained in Sections 11 through 14, inclusive, and the other provisions of this Agreement are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, (b) that the execution, delivery and performance of this Agreement by the Employee is required as a condition of Employee’s retention as an employee, and (c) the Company would not have retained the Employee’s services as contemplated herein in the absence of this Agreement.

Section 16. Termination of Prior Agreements. This Agreement shall replace any, and all prior agreements between Employee and the Company, whether oral or in writing, with regard to Employee’s employment and compensation with the Company.

Section 17. Violations; Remedies. The Employee hereby acknowledges that the Employee’s breach of any of Employee’s obligations set forth in Sections 11, 12, 13 and/or 14 hereof would cause the Company and its Affiliates irreparable harm for which no remedy at law would be adequate. Accordingly, if the Employee violates or threatens to violate the restrictions, covenants or other obligations of the Employee set forth in Sections 11, 12, 13 and/or 14 hereof, the Company or its Affiliates shall be entitled to obtain preliminary and/or permanent injunctive relief, or specific performance, without the need to post a bond or prove actual damages, as well as an equitable accounting of all profits, compensation or benefits arising out of such violation, from any court of competent jurisdiction in which the Company or its Affiliates may determine to institute legal proceedings against the Employee in order to enforce this Agreement. Additionally, the Employee shall pay all court costs, expenses and reasonable attorneys’ fees incurred by the Company or its Affiliates in connection with obtaining such relief. The foregoing remedies shall not be exclusive and shall be cumulative and in addition to any other remedy which may be available to the Company or its Affiliates hereunder, at law and/or in equity.

Section 18. Company Intellectual Property. The Company or Affiliates of the Company are the exclusive owner(s) of all rights in and to all trademarks, trade names, service marks, copyrights, patents, Inventions, software, product offerings and other intellectual property rights of the Company or its Affiliates (collectively, the “Intellectual Property”). The Company and its Affiliates do not grant Employee any right to use the Intellectual Property in any manner unless explicitly authorized in writing by the Company or as expressly permitted under this Agreement. Employee shall not acquire any interest in the Intellectual Property and hereby agrees and acknowledges that any use of the Intellectual Property and all good will appurtenant thereto will inure solely to the benefit of the Company and its Affiliates or their respective designee(s).

Section 19. Indemnification. Employee shall indemnify, reimburse and hold harmless the Company and its Affiliates, and their respective partners, members, equity holders, stockholders, officers, directors, employees, representatives and agents from and against any and all claims, damages, liabilities, costs, fees and expenses, including reasonable attorneys’ fees, arising out of Employee’s material breach or substantial non-performance of Employee’s duties, responsibilities or obligations under this Agreement, including Employee’s material omissions or gross negligence in connection with this Agreement, or Employee’s material breach of any other representation, warranty, or covenant owed to the Company or its Affiliates under this Agreement.

Section 20. Representations and Warranties. Employee hereby represents and warrants to the Company that:

(a) the execution, delivery and performance of this Agreement by Employee does not and shall not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which the Employee is a party or any judgment, order, or decree to which Employee is subject;

(b) other than this Agreement, Employee is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or any other similar agreement with any other Person;

(c) Employee is not a party to or bound by any agreement or other arrangement that would prohibit, limit, restrict or otherwise impact the Employee’s performance of the Services or his duties, obligations or responsibilities under this Agreement; and

(d) upon the execution and delivery of this Agreement by the Company and Employee, this Agreement will be a valid and binding obligation of the Employee, enforceable against Employee in accordance with its terms. The Employee further represents and warrants that he has not disclosed, revealed or transferred to any third party any of the Confidential Information of the Company and that he has safeguarded and maintained the secrecy of the Confidential Information of the Company to which he has had access or of which he has knowledge.

Section 21. Non-Disparagement. Employee shall not during the Employment Term and during the Restricted Period, make any derogatory or negative statement or communication about the Company, its Affiliates, their respective partners, officers, members, directors, employees, Affiliates, representatives and agents, or any products of the Company and/or its Affiliates, including without limitation, the LHN’s Elite Hospitality/Echo/Harbortouch Bar and Restaurant POS product offerings and the Company’s or its Affiliate’s other point-of-sale product offerings.

Section 22. Notices. All notices and other communications permitted or required under this Agreement shall be in writing and may be served personally, transmitted by facsimile or email (in each case with confirmation of delivery) or nationally recognized overnight delivery service (e.g., Federal Express) or sent by prepaid, certified mail, return receipt requested to the Party’s address as set forth below:

To the Company: Lighthouse Network, LLC 2202 N. Irving Street Allentown, PA 18109 Attn: Jordan Frankel Facsimile #: ###-###-#### Email Address: #######@##########.###	To Employee: Kevin J. Cronic #### #. ####### ####. ###-### ### #####, ## ##### Email Address: #######@#########.###

With a copy to (which shall not constitute notice):

Chiesa Shahinian & Giantomasi PC
One Boland Drive
West Orange, NJ 07052
Attn: ##### ####, ###. /
         #### #. #######, ###.
Facsimile: (###) ###-####
Email: #####@######.### /
            #######@######.###

With a copy to (which shall not constitute notice): Bryan Clark, Esq. 5915 Edmond St. Ste. 125 Las Vegas, Nevada 89118 Email Address: #####@#######.###

Section 23. General Provisions.

(a) Severability. If any provision set forth herein shall be held illegal, invalid, or unenforceable for any reason, the Parties shall be deemed to have substituted and added as part of this Agreement, in lieu of any such provision or provisions, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision but which shall be legal, valid, and enforceable.

(b) Integration. This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the Parties hereto.

(c) Confidentiality. The Parties agree that they shall each keep the terms of this Agreement confidential, except for disclosure to directors, officers, managers and employees and legal and other professional advisors on a need-to-know basis, and except as is required by law or court order or subpoena to be disclosed.

(d) Assignment. This Agreement will be binding upon and inure to the benefit of: (a) the heirs, executors and legal representatives of Employee upon Employee’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For the purposes of this paragraph, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution and in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury regulations and other applicable guidance issued thereunder (collectively, “Section 409A”). Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

(e) Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(f) Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(g) Governing Law; Forum Selection. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to choice of law rules. Except as set forth in Section 17 hereof with respect to proceedings involving injunctive relief or for specific performance which may be brought in another jurisdiction where Employee is domiciled at the time such proceedings are initiated for the purposes of obtaining personal jurisdiction, the Parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in the Clark County, Nevada for the purposes of adjudicating any matter arising from or in connection with this Agreement. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT AND/OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY RELATED TRANSACTIONS.

(h) Acknowledgment of Counsel Advice. Employee acknowledges that Employee has had the opportunity to discuss this matter with and obtain advice from legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

(j) Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(k) Construction. This Agreement has been drafted and negotiated by the Parties and their respective counsel, and no language or provision hereof shall be construed for or against either Party.

(l) Section 409A. This Agreement is intended to comply with the requirements of Section 409A and shall be construed in a manner consistent with such requirements. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short-term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Without in any way limiting the generality of the foregoing, all payments of compensation hereunder are intended to be exempt from the requirements of Section 409A under the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4) and/or the separation pay exemption set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as applicable, to the maximum extent provided thereunder, and the provisions of this Agreement shall be construed accordingly. Neither the Company nor the Employee will have the right to accelerate or defer the delivery of any payments or benefits that constitute deferred compensation under Section 409A except to the extent Section 409A specifically permits or requires. Payments of any compensation that constitutes deferred compensation under Section 409A and that is contingent on Employee’s termination by the Company or resignation shall be made to Employee only if such termination or resignation constitutes a “separation from service” under Section 409A (applying the default rules thereof). Notwithstanding the foregoing, the Company shall not be liable to Employee or any other person or entity if the Internal Revenue Service or any court or other authority having jurisdiction over such matters determined for any reason that any payments or benefits to be provided hereunder are subject to taxes, penalties or interest as a result of failing to comply with Section 409A.

(m) Attorneys’ Fees. If any suit, action or proceeding is brought concerning any provision of this Agreement or the rights and duties of any Party in relation thereto, the prevailing Party in such action shall be entitled to reasonable attorneys’ fees and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled.

[Remainder of page is intentionally blank — signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

SHIFT4 CORPORATION

By:	/s/ Jared Isaacman
Name: Jared Isaacman
Title: President

EMPLOYEE

/s/ Kevin J. Cronic
KEVIN J. CRONIC

[Signature Page to Kevin J. Cronic’s Employment Agreement]